                 FORM OF DISTRIBUTION AND SERVICE FEE AGREEMENT

     THIS AGREEMENT, dated as of October 1, 2008, is made by and among ALPS Distributors, Inc., a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the "Distributor"), and The Select Sector SPDR Trust, a Massachusetts business trust (the "Trust") having its principal place of business at One Lincoln Street, Boston, Massachusetts 02111.

     WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a "Fund" and collectively the "Funds") as set forth in Appendix A, each investing primarily in equity securities selected to reflect the performance of a specified securities index, having filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form N-lA (Registration No. 333-57791; 811-08837) under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Board of Trustees of the Trust (the "Board") has adopted individual plans of distribution for each Fund (each a "12b-l Plan" or "Plan" and collectively, the "Plans") pursuant to Rule 12b-1 under the 1940 Act and may make payments to the Distributor pursuant to such Plans, subject to and in accordance with the terms and conditions thereof and any related agreements;

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated September 30, 2005 (the "Distribution Agreement"), pursuant to which: (i) the Trust will, with respect to each Fund, pay to the Distributor all fees and expenses pursuant to the terms of the Plans in effect for each respective Fund; and (ii) the Distributor has agreed to, among other matters, undertake certain duties and pay certain fees and expenses as set forth in the Distribution Agreement;

     WHEREAS, pursuant to the Plans, each Fund is authorized to pay fees, in the amounts and on the terms set forth in the Plans, that collectively will not exceed, on an annualized basis, 0.25% of each Fund's average daily net assets for purposes of Rule 12b-1, subject to any limitations approved by the Board;

     WHEREAS, the Board has limited each Fund's payment under its respective Plan to 0.06% of each Fund's average daily net assets through at least January 31, 2010 ("Current 12b-1 Fee");

     WHEREAS, the Distributor is entitled to receive from each Fund, as set forth in Section 4 of the Plans, the Distributor's Fee, the 12b-1 Administration Fee and a remainder of fees ("Remainder Fees"), which shall not in the aggregate exceed the Current 12b-1 Fee, whereby the Remainder Fees shall be used by the Distributor as set forth in the Plans, including payments to ALPS Fund Services, Inc. ("ALPS") pursuant to the Amended and Restated Marketing Agreement dated November 11, 2005, as amended, between the Trust and ALPS;

     WHEREAS, with respect to the 12b-1 Administration Fee, the Distributor is entitled to receive under the Plans the following fees based on Aggregate Net Assets (as defined in the Plans):

$0 to $1 Billion               0.01%
$1 Billion to $2.5 Billion   0.0075%
$2.5 Billion to $5 Billion    0.005%
$5 Billion and over          0.0025%;

     WHEREAS, the Trust and the Distributor previously agreed to lower 12b-1 Administration Fees, which the Trust has been paying to the Distributor, and the Distributor and the Trust desire to memorialize such 12b-1 Administration Fees;

     NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

     1. The Parties agree that the Distributor has in the past received, and shall continue to receive, the following fees based on Aggregate Net Assets (as defined in the Plans) as the 12b-1 Administration Fee instead of (and in full satisfaction of) the 12b-1 Administration Fee set forth in the Plans, subject to annual review and approval by the Board:

$0 to $1 Billion             0.0075%
$1 Billion to $2.5 Billion   0.0050%
$2.5 Billion and over        0.0025%

     This Agreement will remain in effect as long as the Plans and the Distribution Agreement are in effect, unless otherwise amended and modified by the Parties in writing.

                             The Select Sector SPDR Trust

                                By:
                                    --------------------------------------------
                                    Gary L. French, President

                                ALPS Distributors, Inc.

                                By:
                                    --------------------------------------------
                                    Thomas A. Carter, President
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                                   Appendix A

FUND                                                 SYMBOL
----                                                 ------
The Materials Select Sector SPDR Fund                  XLB
The Health Care Select Sector SPDR Fund                XLV
The Consumer Staples Select Sector SPDR Fund           XLP
The Consumer Discretionary Select Sector SPDR Fund     XLY
The Energy Select Sector SPDR Fund                     XLE
The Financial Select Sector SPDR Fund                  XLF
The Industrial Select Sector SPDR Fund                 XLI
The Technology Select Sector SPDR Fund                 XLK
The Utilities Select Sector SPDR Fund                  XLU